Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-125679 on Form S-8, Registration Statement No. 333-167253 on Form S-8 and Registration Statement No. 333-209664 on Form S-8 of our reports dated March 14, 2016, relating to the consolidated financial statements and financial statement schedule of Air Transport Services Group, Inc. and subsidiaries (the “Company” (which reports express an unqualified opinion and includes an explanatory paragraph relating to the Company’s two principal customers), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
March 14, 2016